EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2003, except as to Note 24, as to which the date is March 10, 2003, relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Telephone and Data Systems, Inc., which is incorporated by reference in Telephone and Data Systems, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 3, 2003, except as to Note 24, as to which the date is March 10, 2003, relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
May 30, 2003